Project Puglia

Advisory Agreement

DATE 7TH APRIL 2009

Marcus Hewland LLC

and

Prime Sun Power Inc.

Information marked with an asterisk herein has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

This agreement (the “Agreement”) is entered into on 7th April 2009 between:

(1)
Marcus Hewland LLC, an company duly incorporated under the laws of NY, United States, with registered office at 301 East, 79th Street, Suite 24-H, New York, NY, USA, TF Id: TF6946106, represented by its sole director Mrs. Pamela Marion Randall, duly empowered to enter into this Agreement (the “Advisor”); and

(2)
Prime Sun Power Inc., an US Company with registered office at 104, Summit Avenue, Summit - NJ 07902-0080, represented by its Chief Operations Officer, Mr. Frank Jürgens, and its Chief Technology Officer, Prof. Cesare Boffa, duly empowered to enter into this Agreement (the “Company”)

The Advisor and the Company are hereinafter jointly referred to as the “Parties” and severally as the “Party”.

WHEREAS

(A)
The Advisor is a company providing advisory services for the development of photovoltaic energy production plants and has proposed to the Company the possibility to invest, directly or through any of its affiliates, in a green field project consisting of the construction of two individual PV Plants in the Lands located in Apricena (Foggia), Localitá Selva della Rocca, and Foggia, Localitá Salsola, Italy according to the relevant Option Contracts, STMGs and Plans (the Project).

(B)
Subject to the effective implementation of the Project and based on the representations made by the Advisor, the Company is interested in investing in the Project, directly or through any of its affiliates, and in paying to the Advisor a success fee.

IT IS AGREED as follows:

1.	DEFINITIONS

1.1
The Parties agree that, unless otherwise specified in this agreement (the “Agreement”), all capitalized terms shall have the same meaning attributed to them in the contract entered into on 7th April 2009 by the Company or any of its affiliates - in the context of the Project – with the owner of Option Contracts, the STMGs and the Plans (such owner is hereinafter referred to as the “Transferor” and such contract is hereinafter referred to as the “Transfer Contract”).

2.	FEE

2.1	As consideration for:

(a)
the advisory services already provided by the Advisor and its shareholders to the Company up to the date of this Agreement and consisting of inter alia the feasibility study of the Project, the assistance to the Company in structuring the deal, in the relationships with the Transferor and in entering into the relevant Transfer Contract; and

(b)	for the introduction of the Project and the Transferor to the Company;

at the terms and conditions set forth by this Agreement and subject to Completion, the Company shall pay to the Advisor a success fee equal to [___]* of the estimated aggregate building and installing costs of the PV Plants. The building and installing costs shall be jointly determined by the Parties within 3 (Three) months from the date of signing of this Agreement based on the best price and conditions offer out of three offers made to the Company by three independent companies (the “Offers”) concerning the entering into and the performance of an Engineering Procurement Construction contract for the implementation of the Project. The Offers shall be transmitted by the Company to the Advisor within the aforementioned 3 (Three) months term. Should the Company fail to transmit to the Advisor a written copy of the Offers within the term as provided above, and/or should the Offers do not comply with an offer made on an arm’s length basis and at terms and conditions which are customary for these kind of services the Parties hereby agree that the estimated aggregate building and installing costs of the PV Plants shall be equal to [___]* per watt and on such amount shall be calculated the success fee equal to [___]* that shall be paid by the Company to the Advisor. The Fee, calculated according to the above, shall be subject to Fee Adjustment pursuant to Article 3.

2.2
The Fee, as eventually adjusted pursuant to Article 3, shall become due subject to and upon Completion pursuant to art. 5.3 of the Transfer Contract, and shall be paid by the Company to the Advisor as follows:

(a)
[___]*, subject to any Fee Adjustment, shall be paid at Completion provided that at Closing a bankable payment instrument, to be agreed in good faith by the Parties prior to Closing, up to the above amount with a five-month expiration in favour of the Advisor shall be issued. Such payment instrument shall be deposited into a trust account managed, at the Company’s expenses, by Wuersch & Gering LLP, 100 Wall Street, 21st Floor, New York, NY 10005, in the interest and for the benefit of the Parties, and released for drawing to the Advisor, subject to any Fee Adjustment under Article 6 below, at Completion. In case of disputes between the Parties pursuant to Article 3.2, the above mentioned payment instrument shall remain deposited in the above trust account and released upon final settlement of such dispute by mutual agreement of the Parties or pursuant to Article 8, subject to the relevant maturity being accordingly and automatically extended.

(b)
subject to any Fee Adjustment under Article 6 below, the remaining part of the Fee shall be paid within 45 days from Completion in restricted shares of PSP Inc. (the “PSP Shares”). The exchange value of PSP Shares shall be determined as the average market price fixed 30 days prior and 30 days after the oldest of the Unified Authorizations’ issuing dates.

2.3
Any payment in cash from the Company to the Advisor shall be made by irrevocable wire transfer in immediately available funds into the Advisor’s account on or before the date the payment is due for value on that date. The details of the Advisor’s account shall be communicated in advance by the Advisor to the Company.

2.4
The Parties expressly acknowledge that, except for the Fee to be paid at the terms and conditions set forth in this Agreement, no fees, indemnifications or other payments of whatever nature shall be due by the Company to the Advisor with respect to the Project or the services provided by the Advisor to the Company in relation to the Project.

*	This information has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

2.5
In the event PSP Shares are not listed on the NASDAQ within December 31, 2009, the Company shall have the right to - and, upon request of the Advisor, shall be obliged to – repurchase, directly or through any nominated entity, all PSP Shares transferred to the Advisor pursuant to Article 2.2(b) at the same exchange value thereof. Such transfer shall occur within 30 days from the request of the Company or the Advisor. For the purposes of this Article 2.5, (i) until December 31, 2009, the Advisor shall not transfer to any third party nor shall constitute any third party’s right over the PSP Shares and (ii) PSP Shares shall be deposited into a trust account managed, at the Company’s expenses, by Wuersch & Gering LLP, 100 Wall Street, 21st Floor, New York, NY 10005 in the interest and for the benefit of the Parties and released, unless repurchased by the Company pursuant to the above, to the Advisor on January 1, 2010.

3.	FEE ADJUSTMENT

3.1	The Fee shall be adjusted on the basis of the following provisions, to be applied progressively:

(a)
should Completion not occur for any reason not depending on the Company or the Transferee in relation to one or more PV Plants, the Fee shall be reduced (i) of a percentage equal to the percentage of non-compliant PV Plants with respect to the number of the PV Plants envisaged in the Project and (ii) of the amounts of the lump sums eventually paid by the Company or any of its affiliates with respect to the non-compliant PV Plants at the time of entering into the Building Lease Contracts; and

(b)
should, after the adjustment under letter (a) above, Completion occur with respect to one ore more of non-compliant PV Plants, the Fee shall be increased to cancel the effects of the adjustment made under letter (a) above with respect to such PV Plants; and

(c)	after the adjustments set out at letters (a) and (b) above, the Fee shall then be deducted by:

(i)	all expenses incurred by the Transferee under Article 4.5 of the Transfer Contract; and

(ii)
any indemnification or penalty which might result payable to the Transferee under the relevant Transfer Contract, provided that in this case any deduction shall be subject to the Transferee waiving its relevant rights under the Transfer Contract.

(the “Fee Adjustment”).

3.2
Any Fee Adjustment to be applied to any of the payments under Article 3.1 above shall be notified by the Company to the Advisor at least five days prior to the term of such payment. In case of disputes between the Parties the relevant payment shall remain suspended with respect to the disputed amount until final settlement or decision pursuant to Article 8.

4.	TERMINATION

4.1
This Agreement shall automatically terminate in case of early termination of the Transfer Contract in its entirety pursuant to its terms and conditions. The Parties expressly agree that only in case of termination of this Agreement according to the above, no Fee, compensation, indemnification for whatever reason shall be due by the Company to the Advisor.

5.	CONFIDENTIALITY

5.1
Without the prior written consent of the other Party, the Parties expressly undertake to treat as strictly confidential and not disclose to any third party except to its affiliates, advisors and third party to which the information have to be transferred for the implementation of the Project, this Agreement and its content as well as any information concerning the Project received by the other Party in the performance of the Agreement. The Company shall be free to (i) make any public announcement on the Project without the need to obtain the prior authorisation of the Advisor, (ii) to transfer any confidential information relating to this Agreement or the Project to its affiliates, investors and to any third party directly or indirectly involved in the Project (including advisors, third party contractors, financial institutions and in general any third party to which the information have to be transferred for the implementation of the Project).

5.2	The obligations contained in this Article shall survive for 10 (ten) years after termination or ceasing of this Agreement.

6.	NOTICES

6.1	Any notice or other document to be served under this Agreement shall be sent by registered mail, anticipated by fax or email, to the following addresses:

(a)	to the Advisor:

•	PM Randall&Co., 62 Priory Road, Noak Hill, Romford, Essex, RM3 9AP, United Kingdom, Mrs. Pamela Marion Randall - Fax +44 1708 375977;

(b)	to the Company:

•	PSP Inc. - European Headquarters, 4 Paradeplatz – 9 Tiefenhoefe, CH-8001 Zurich – Frank Jürgens – Fax: +41 43 544 80 89;

or at such other address each Party may have notified to the other Party in accordance with this clause.

7.	MISCELLANOUS

7.1	Entire Agreement

This Agreement (including any Schedule hereto) and the agreements, documents and instruments to be signed and delivered pursuant hereto or thereto, are intended to function as the final, complete and exclusive agreement among the Parties with respect to the Project and related transactions, and are intended to supersede all prior agreements, understandings and representations written or oral, with respect thereto and may not be contradicted by evidence of any such prior or contemporaneous agreement, understanding or representation, whether written or oral.

7.2	Amendments

No amendment, modification or waiver of any provision of this Agreement shall be valid and binding unless approved in writing by the Party against which such amendment, modification or waiver is invoked. No waiver of the Parties shall constitute a waiver of any other provision unless such waiver is otherwise expressly provided.

7.3	Severability

Any Article or other provisions of this Agreement which is or becomes illegal, invalid or unenforceable shall be severed from this Agreement, to the extent permitted under applicable law, and be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect the remaining provisions hereof and be replaced by a provision reflecting the intent of the Parties.

7.4	Assignment

This Agreement and all related rights, interests, and obligations shall not be assigned by the Advisor without the prior written consent of the Company and any attempt of transfer or assignment of this Agreement by the Advisor without the consent of the Company shall be deemed void and with no effect.

The Company shall have the right to transfer and assign, totally or partially - and without any need to obtain the prior consent of the Advisor - to any third party this Agreement and all related rights, interests and obligations, provided that the Company shall remain fully and jointly responsible with the transferee for the fulfilment by the transferee of all its obligations under this Agreement.

8.	GOVERNING LAW AND JURISDICTION

8.1	This Agreement is governed by and shall be construed in accordance with English laws for what not expressly or impliedly provided for under this Agreement.

8.2
Unless settled by mutual agreement, any dispute whatsoever that might arise out of or in connection with the performance or the construction of this Agreement or in connection with any other matter of whatsoever nature concerning this Agreement shall be submitted to arbitration and finally settled in accordance with and subject to the Rules of Arbitration of the International Chamber of Commerce of London. The panel of arbitrators will be composed of three members, two of them appointed, each, by each Party and the third one, who shall act as Chairman, appointed jointly by the two appointed arbitrators or, in case of disagreement, according to the Rules of Arbitration of the International Chamber of Commerce of London. Unless otherwise agreed in writing by the Parties, the arbitration will take place in London, in English language. The costs of the arbitration, including counsel’s fees and cost, will be assessed against the unsuccessful Party, with respect to any claim unsuccessfully disputed by the relevant Party, and the arbitrators shall make such costs allocation in their decisions. For the purposes of the arbitration proceedings, the Company and the transferee under Article 7.4 of this Agreement shall constitute a single party. Therefore, the appointment signed just by one or more of the above parties - or the appointment received just by one or more of them - will however duly institute the arbitration proceeding.

***

Marcus Hewland LLC

/s/ Pamela Marion Randall
Name: Pamela Marion Randall
Capacity : Director

For and on behalf of the Company

/s/ Frank Jürgens
Mr. Frank Jürgens

/s/ Cesare Boffa
Prof. Cesare Boffa